EXHIBIT 4.1

                         THIRD AMENDMENT AGREEMENT
                 TO THE AMENDED AND RESTATED CREDIT AGREEMENT


Third amendment agreement ("Amendment Agreement") made as of the 15th day of November, 1994, by and among THE TIMKEN COMPANY, an Ohio corporation ("Borrower"), SOCIETY NATIONAL BANK ("Society"), successor by merger to Ameritrust Company National Association, the various other commercial banking institutions signatories hereto, together with Society (the "Banks"), and Society, as Agent (the "Agent") for the Banks.

WHEREAS, Borrower, Banks and Agent are parties to a certain Amended and Restated Credit Agreement dated as of December 31, 1991, as amended, which provides, among other things, for a revolving credit in the aggregate principal amount of Three Hundred Million Dollars ($300,000,000) at any one time outstanding, all upon certain terms and conditions (the "Credit Agreement");

WHEREAS, Borrower, Banks and Agent desire to further amend the Credit Agreement by reducing the amount of the revolving credit to Two Hundred Million Dollars ($200,000,000), by extending the Commitment Period to August 31, 1999, by amending Annex A to the Credit Agreement and by making certain other amendments thereto;

WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Banks and Agent agree as follows:

1. The Credit Agreement is hereby amended by deleting the definition of "Commitment Period" in Article I in its entirety, and substituting the following in place thereof:

     "'Commitment Period' shall mean the period from the date hereof to August 31, 1999."

2. The Credit Agreement is hereby amended by deleting the definition of "Domestic Interest Period" and "Domestic Margin" in Article I in its entirety, and substituting the following in place thereof:

     "Domestic Interest Period" shall mean a period of 30, 60, 90 or 180 days (or 270 or 360 days if offered by the Banks) (as selected by the Borrower) commencing on the applicable borrowing date of each Domestic Fixed Rate Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 4.3 hereof or maturity of

     Domestic Fixed Rate Loans as provided in Section 2.1 hereof, such period shall be shortened to end on such date. If the Borrower fails to select a new Domestic Interest Period with respect to an outstanding Domestic Fixed Rate Loan at least three Cleveland banking days prior to any Interest Adjustment Date, the Borrower shall be deemed to have selected a Domestic Interest Period of the same duration as the immediately preceding Domestic Interest Period (subject to the proviso of the preceding sentence).

     "Domestic Margin" shall mean Fifty (50) Basis Points so long as Moodys Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a rating of A3 or higher (in the case of Moody's), or a rating of A- or higher (in the case of S&P); provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1, Baa2 or Baa3 or (in the case of S&P) is BBB+, BBB or BBB-, then during any such period and for so long as both of such lowered ratings are in effect, the 'Domestic Margin' shall be increased to Sixty-Two and One-Half (62.5) Basis Points; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Ba (or some lower rating assigned by Moody's) or (in the case of S&P) is BB+ (or some lower rating assigned by S&P) then during any such period and for so long as both of such lowered ratings are in effect, the 'Domestic Margin' shall be increased to Seventy-Five (75) Basis Points.

3. The Credit Agreement is hereby amended by deleting the definition of "LIBOR Margin" in Article I in its entirety, and substituting the following in place thereof:

     "'LIBOR Margin' shall mean Thirty-Seven and One-Half (37.5) Basis Points so long as Moody's Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a rating of A3 or higher (in the case of Moody's), or a rating of A- or higher (in the case of S&P); provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord any of to Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1, Baa2 or Baa3 or (in the case of S&P) is BBB+, BBB or BBB-, then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to Fifty (50) Basis Points; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Ba (or some lower rating assigned by Moody's) or (in the case of S&P) is BB+ (or some lower rating assigned by S&P) then during any such period and for so long as both of such lowered ratings are in effect, the 'LIBOR Margin' shall be increased to Sixty-Two and One-Half (62.5) Basis Points."

4. The Credit Agreement is hereby amended by deleting the amount "Three Hundred Million and 00/100 Dollars ($300,000,000)" from the first paragraph of Section 2.1, and substituting in place thereof, the amount "Two Hundred Million and 00/100 Dollars ($200,000,000)".

5. The Credit Agreement is hereby amended by deleting the date "August 31, 1997" wherever it appears in Section 2.1, and substituting for that deleted date, the date "August 31, 1999".

6. The Credit Agreement is hereby amended by deleting Section 2.5 in its entirety and substituting the following in place thereof:

     "SECTION 2.5. COMMITMENT FEES; TERMINATION OR REDUCTION OF COMMITMENTS. Borrower agrees to pay to Agent, for the ratable account of each Bank, as a consideration for its Commitment hereunder, a commitment fee calculated at a rate or rates as hereinafter provided in this Section
     2.5 (based on a year having 360 days and calculated for the actual number of days elapsed) from the date hereof to and including the last day of the Commitment Period, on the average daily unborrowed amount of such Bank's Commitment hereunder, payable on the 31st day of December, l994, and quarter-annually thereafter. The commitment fee shall be calculated at a rate expressed in terms of Basis Points per annum as follows: The applicable commitment fee shall be at a rate of fifteen
     (15) Basis Points per annum so long as Moody's Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') accords to Borrower's bonds or debentures (or any thereof) a rating of A3 or higher (in the case of Moody's), or a rating of A- or higher (in the case of S&P); provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Baa1, Baa2 or Baa3 or (in the case of S&P) is BBB+, BBB or BBB-, then during any such period and for so long as both of such lowered ratings are in effect, the applicable commitment fee shall be increased to a rate of Twenty (20) Basis Points per annum; and further provided, however, that if at any time both Moody's and S&P shall have lowered the ratings which they accord to any of Borrower's bonds or debentures to ratings the higher of which (in the case of Moody's) is Ba (or some lower rating assigned by Moody's) or (in the case of S&P) is BB+ (or some lower rating assigned by S&P), then during any such period and for so long as both of such lowered ratings are in effect, the applicable commitment fee shall be increased to a rate of Twenty-Five (25) Basis Points per annum. Borrower may at any time or from time to time terminate in whole or ratably in part the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving Agent not less than two (2) Cleveland banking days' notice, provided that any such partial termination shall be in an aggregate amount for all the Banks of Ten Million Dollars ($10,000,000) or any integral multiple thereof. The Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the commitment fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced. If the Borrower terminates in whole the

     Commitments of the Banks, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding together with all interest (if any) and commitment fees accrued and unpaid) all of the Notes outstanding shall be delivered to the Agent marked 'Cancelled' and redelivered to the Borrower. Any partial reduction in the Commitments of the Banks shall be effective during the remainder of the Commitment Period."

7. The Credit Agreement is hereby amended by deleting Section 6.7 in its entirety, and substituting the following in place thereof:

     "SECTION 6.7. DEBT TO CAPITAL RATIO. Borrower will not suffer or permit the ratio of (a) its total indebtedness for borrowed money (calculated on a consolidated basis) to (b) the aggregate of (i) its total indebtedness for borrowed money (calculated on a consolidated basis) plus (ii) its stockholders equity, as reflected on its most recent consolidated financial statements furnished the Banks, to at any time exceed .45 to 1.00."

8. The Credit Agreement is hereby amended by adding the following at the end of Section 10.1: ",plus (iv) any accrued and unpaid fees incurred hereunder."

9.   The Credit Agreement is hereby amended by deleting clause (ii) in
Section 12.3 in its entirety, and substituting the following in place of:
"(ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or in any fees incurred hereunder, or in the manner of pro rata application of any payments made by Borrower to the Banks hereunder,".

10. The Credit Agreement is hereby amended by deleting Annex A, and substituting in place thereof, a new Annex A in the form of Annex A attached hereto.

11. The Credit Agreement is hereby amended by deleting Exhibit A and Exhibit A-1 and substituting in place thereof, new Exhibit A and new Exhibit A-1 in the form of Exhibit A and Exhibit A-1 attached hereto.

12. Concurrently with the execution of this Amendment Agreement, Borrower shall execute and deliver to each Bank a Revolving Credit Note (Prime Rate Loans and Domestic Fixed Rate Loans) and a Revolving Credit Note (LIBOR Loans), of even date herewith, and being in the form and substance of Exhibit A and Exhibit A-1 attached hereto with the blanks appropriate filled. After receipt of such new promissory notes, each Bank will mark the promissory notes being replaced hereby "Replaced" and return the same to Borrower.

13.  Borrower hereby represents and warrants to the Agent and the Banks that
(a) Borrower has the legal power and authority to execute and deliver this Amendment Agreement; (b) the officials executing this Amendment Agreement have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) as of the date of this Amendment Agreement, the representations and warranties contained in Article VII of the Credit Agreement are true and correct, and
(e) this Amendment Agreement constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

14. Borrower hereby represents and warrants to the Agent and the Banks that no Possible Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment Agreement by the performance or observance of any provision hereof.

15. Each reference to the Credit Agreement that is made in the Credit Agreement or any other writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

16. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio.

17. This Amendment Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. After execution of this Amendment Agreement by all the parties hereto, this Amendment Agreement shall be effective as of November 15, 1994.

THE TIMKEN COMPANY                    SOCIETY NATIONAL BANK,
                                      individually and as Agent
By: /s/G. E. Little
    __________________________
                                      By: /s/J. Roderick MacDonald
                                          ____________________________
and __________________________

MORGAN GUARANTY TRUST COMPANY         THE BANK OF NEW YORK
OF NEW YORK

By: /s/Timothy S. Broadbent           By: /s/John M. Lokay, Jr.
    __________________________            ____________________________

THE BANK OF NOVA SCOTIA               BANK ONE, AKRON, N.A.

By: /s/F.C.H. Ashby                   By: /s/Bernard McRae, Jr.
    ___________________________          _____________________________

CREDIT SUISSE                         MELLON BANK, N.A.

By: /s/Christopher Eldin              By: /s/Dwayne R. Finney
    ___________________________           ____________________________

NATIONSBANK OF NORTH                  NBD BANK, N.A.
CAROLINA, N.A.

By: /s/Jay Johnston                   By: /s/Lisa A. Ferris
    ___________________________           ____________________________

THE NORTHERN TRUST COMPANY            MIDLAND BANK, PLC

By: /s/Pete Sinelli                   By: /s/David Phillips
    ___________________________           ____________________________

                                  ANNEX A


                    Banking Institutions Parties to the
                   Amended and Restated Credit Agreement
              Dated as of December 31, 1991, as amended, with
              The Timken Company; Commitments and Percentages


       Name of Bank                      Maximum Amount         Percentages
       ____________                      ______________         ___________

SOCIETY NATIONAL BANK                     $ 29,937,333           14.969

MORGAN GUARANTY TRUST
COMPANY OF NEW YORK                         24,550,667           12.2753333

THE BANK OF NEW YORK                        16,168,000            8.084

THE BANK OF NOVA SCOTIA                     16,168,000            8.084

BANK ONE, AKRON, N.A.                       16,168,000            8.084

CREDIT SUISSE                               16,168,000            8.084

MELLON BANK, N.A.                           16,168,000            8.084

NBD BANK, N.A.                              16,168,000            8.084

THE NORTHERN TRUST COMPANY                  16,168,000            8.084

NATIONSBANK OF NORTH
     CAROLINA, N.A.                         16,168,000            8.084

MIDLAND BANK, PLC                           16,168,000            8.084

                                          ____________          _______

                              TOTALS      $200,000,000          100.00

                                                               EXHIBIT A


                            REVOLVING CREDIT NOTE

             (Prime Rate Loans and Domestic Fixed Rate Loans)

$_________________                                Canton, Ohio
                                                  ________________, 1994

     FOR VALUE RECEIVED, the undersigned, THE TIMKEN COMPANY, an Ohio corporation (the "Borrower"), promises to pay on August 31, 1999, to the order of _____________________________________________ (the "Bank") at the
Main Office of Society National Bank, Agent, 127 Public Square, Cleveland, Ohio 44114-1306, the principal sum of _______________________________________________________________ DOLLARS
or the aggregate unpaid principal amount of all Prime Rate Loans and all Domestic Fixed Rate Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said
Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing Prime Rate Loans and Domestic Fixed Rate Loans, and payments of principal of either thereof, will be shown on the grid(s) attached hereto and made a part hereof. All loans by the Bank to the Borrower pursuant to the credit agreement (except LIBOR Loans) and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

     If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans and Domestic Fixed Rate Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

     This note is one of the Revolving Credit Notes referred to in the amended and restated credit agreement dated as of December 31, 1991, between the Borrower, the banks named therein and Society National Bank, as Agent, as may be amended from time to time. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.



Address: 1835 Dueber Avenue           THE TIMKEN COMPANY
         Canton, Ohio  44706

                                      By:____________________________

                                      and____________________________

                                             EXHIBIT A-1


                           REVOLVING CREDIT NOTE

                              (LIBOR Loans)


$_______________                                 Canton, Ohio
                                                 _____________________, 1994

     FOR VALUE RECEIVED, the undersigned, THE TIMKEN COMPANY, an Ohio corporation (the "Borrower"), promises to pay on August 31, 1999, to the order of _______________________________________________________________
(the "Bank") at the Main Office of Society National Bank, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of ______________________________________________________________ DOLLARS

or the aggregate unpaid principal amount of all LIBOR Loans evidenced by this note made by the Bank to the Borrower pursuant to Section 2.1 of the credit agreement hereinafter referred to, whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in said credit agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each such loan from time to time outstanding from the date of such loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the credit agreement. Said interest shall be payable on each date provided for in said
Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing LIBOR Loans, and payments of principal thereof, will be shown on the grid(s) attached hereto and made a part hereof. All LIBOR Loans by the Bank to the Borrower pursuant to the credit agreement and all payments on account of principal hereof shall be recorded by the Bank prior to transfer hereof and endorsed on such grid(s).

     If this note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the credit agreement hereinafter referred to, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for LIBOR Loans at a rate per annum which shall be two per cent (2%) above the Prime Rate from time to time in effect. All payments of principal of and interest on this note shall be made in immediately available funds.

     This note is one of the Revolving Credit Notes referred to in the amended and restated credit agreement dated as of December 31, 1991, between the Borrower, the banks named therein and Society National Bank, as Agent, as may be amended from time to time. Reference is made to such credit agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this note due prior to its stated maturity, and other terms and conditions upon which this note is issued.


Address: 1835 Dueber Avenue         THE TIMKEN COMPANY
         Canton, Ohio  44706

                                    By:________________________

                                    and________________________